UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 16, 2007

GENERAL MILLS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-1185	41-0274440
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Number One General Mills Boulevard Minneapolis, Minnesota (Mail: P.O. Box 1113)	55426 (Mail: 55440)
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (763) 764-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Beginning with the first quarter of our fiscal year ending May 27, 2007, we made certain changes in our reporting of financial information. We are filing this Form 8-K to (i) provide investors with reclassified historical financial information that will assist them in making comparisons with financial information for periods ended after our fiscal year ended May 28, 2006 and (ii) incorporate by reference the reclassified historical financial information into our filings with the Securities and Exchange Commission (the “SEC”). The reclassified historical financial information contained in Exhibits 99.1 and 99.2 to this Form 8-K does not represent a restatement of previously issued financial statements and has no impact on our historical consolidated net earnings or earnings per share.

We made the following changes in our reporting of financial information commencing in the first quarter of fiscal 2007:

•

We made a change in accounting principle to classify shipping costs associated with the distribution of finished products to our customers as cost of sales. We previously recorded these costs in selling, general and administrative expense (“SG&A”). We made this change in principle because we believe the classification of these shipping costs in cost of sales better reflects the cost of producing and distributing our products and aligns our external financial reporting with the results we use internally to evaluate segment operating performance. The impact of this change in principle was an increase to cost of sales of $474 million in fiscal 2006, $388 million in fiscal 2005, and $352 million in fiscal 2004, and a corresponding decrease to SG&A.

•

We shifted sales responsibility for several customers from our Bakeries and Foodservice segment to our U.S. Retail segment. Net sales and segment operating profit for these two segments have been adjusted to report the results from shifted businesses with the appropriate segment. The impact of this shift was a decrease in net sales of our Bakeries and Foodservice segment and an increase in net sales of our U.S. Retail segment of $55 million in fiscal 2006, $60 million in fiscal 2005, and $37 million in fiscal 2004. The impact of this shift was a decrease of Bakeries and Foodservice segment operating profit and an increase of U.S. Retail segment operating profit of $22 million in fiscal 2006, $26 million in fiscal 2005, and $15 million in fiscal 2004.

•

We also reclassified (i) certain trade-related costs and customer allowances as cost of sales or SG&A (previously recorded as reductions of net sales), (ii) certain liabilities, including trade and consumer promotion accruals, from accounts payable to other current liabilities, (iii) certain distributions from joint ventures as operating cash flows (previously reported as investing cash flows), and (iv) royalties from a joint venture to after-tax earnings from joint ventures (previously recorded as a reduction of SG&A). These reclassifications were not material individually or in the aggregate.

The following information (included in Exhibits 99.1 and 99.2 to this Form 8-K), originally presented in our Annual Report on Form 10-K for the fiscal year ended May 28, 2006 filed on July 27, 2006 (the “Initial Report”), as amended by Amendment No. 1 filed with the SEC on January 8, 2007 (the “Amended Report”), reflects the reclassifications described above for the periods presented therein:

•	Item 6. Selected Financial Data;
•	Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations;
•	Item 8. Financial Statements and Supplementary Data; and
•	Computation of Ratio of Earnings to Fixed Charges (Exhibit 12 to the Initial Report).

The following Notes to Consolidated Financial Statements (included in Exhibit 99.1 to this Form 8-K) changed from those previously contained in the Initial Report and the Amended Report as a result of the reclassifications described above:

•	Note 1. Reclassifications;
•	Note 2. Summary of Significant Accounting Policies;
•	Note 15. Income Taxes;
•	Note 17. Business Segment and Geographic Information;
•	Note 18. Supplemental Information; and
•	Note 19. Quarterly Data (Unaudited).

The information contained in Exhibits 99.1 and 99.2 to this Form 8-K does not reflect events occurring after the filing of the Initial Report (except to the extent included in the Amended Report) and does not modify or update the disclosures in the Initial Report or the Amended Report, except as specifically identified above. Significant developments with respect to those disclosures, as well as other changes in our business, have occurred and are described in filings we have made with the SEC after filing the Initial Report.

On January 8, 2007, we filed the Amended Report with the SEC after we concluded that we had a material weakness in our internal control over financial reporting as of May 28, 2006. The Amended Report included a restated Management’s Report on Internal Control Over Financial Reporting, an amended management’s assessment of the effectiveness of our disclosure controls and procedures and a restated Report of Independent Registered Public Accounting Firm Regarding Internal Control Over Financial Reporting. As described in the Amended Report, we believe we have remediated the material weakness by changing our policies and procedures, and the material weakness did not result in any changes to our consolidated financial statements presented in the Initial Report or to our consolidated financial statements for any other period. The historical financial information contained in Exhibits 99.1 and 99.2 to this Form 8-K is not being reclassified as a result of the material weakness identified in the Amended Report.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

23	Consent of Independent Registered Public Accounting Firm.

99.1	Item 6. Selected Financial Data.
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.
Item 8. Financial Statements and Supplementary Data.

99.2	Computation of Ratio of Earnings to Fixed Charges.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 16, 2007

GENERAL MILLS, INC.

By:	/s/ Siri S. Marshall
Name: Siri S. Marshall Title: Senior Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit Number	Description

23	Consent of Independent Registered Public Accounting Firm.
99.1	Item 6. Selected Financial Data. Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations. Item 8. Financial Statements and Supplementary Data.
99.2	Computation of Ratio of Earnings to Fixed Charges.